Name of Registrant:
Templeton Institutional Funds

File No. 811-06135

EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

From Prospectus Supplement ZTIF P1 08/17:

SUPPLEMENT DATED AUGUST 16, 2017
TO THE PROSPECTUS DATED MAY 1, 2017
OF
TEMPLETON INSTITUTIONAL FUNDS
(Emerging Markets Series, Foreign Smaller Companies Series,
Global Equity Series, International Equity Series)

The International Equity Series Prospectus is amended as follows:
The "FUND SUMMARIES - Principal Investment Strategies" first paragraph is revised as follows:
Under normal market conditions, the Fund invests at least 80% of its net assets in foreign (non-U.S.) equity securities. The Fund predominantly invests in companies located outside the U.S.
including companies located in developing markets countries.